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                                                                  EXHIBIT 10.13



                          MANAGEMENT SERVICES AGREEMENT


                  THIS MANAGEMENT SERVICES AGREEMENT (this "AGREEMENT"), dated January 7, 2002 (the "EFFECTIVE DATE"), is by and among SUNRISE TELEVISION CORP., a Delaware corporation ("SUNRISE"), STC BROADCASTING, INC., a Delaware corporation ("STCB"), STC LICENSE COMPANY, a Delaware corporation ("STCLC"), and LIN TELEVISION CORPORATION, a Delaware corporation (the "MANAGER").

                                   WITNESSETH:

                  WHEREAS, Sunrise, STCB, and STCLC (collectively, the "OWNERS") own or control, either directly or indirectly, all of the operating assets for, and are the Federal Communications Commission ("FCC") licensees for, certain television broadcast stations;

                  WHEREAS, Manager is the owner of, and FCC licensee with respect to, other television broadcast stations and is experienced in the management and operation of television broadcast stations, generally; and

                  WHEREAS, pursuant to the terms and subject to the conditions hereof, the Owners desire to engage Manager, and Manager desires to accept such engagement, to provide management and operational services with respect to the television broadcast stations listed in Exhibit A and any television broadcast stations that may be owned or operated by the Owners in the future, but excluding any television broadcast stations that may be sold or otherwise disposed of in the future (the "STATIONS");

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

         1.1 DEFINITIONS. Except as otherwise defined herein, the following terms shall have the following meanings when used in this Agreement:

                  "ACT" means the Communications Act of 1934 and any rules, regulations or policies promulgated thereunder, each as amended or modified from time to time.

                  "AFFILIATE" means, with respect to any Person, any other Person controlled by, controlling, or under common control with such Person, with "control," for such purposes, meaning the ownership of stock, partnership or other equity interests conferring the power to direct, or to elect a majority of the directors or similar Persons empowered to direct, the business of a Person.

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                  "AGREEMENT" has the meaning ascribed thereto in the preamble of this Agreement.

                  "ANNUAL FINANCIAL REPORT" has the meaning ascribed thereto in
Section 4.2.

                  "APPLICABLE LAW" means any applicable law, regulation, rule, writ, injunction, ordinance, franchise, decree, determination, award, permit, license, authorization, requirement, ruling, order or decision of, or by, a Governmental Authority, including FCC Licenses and Permits.

                  "APPROVAL DATE" means the date on which the Board of Sunrise approves the Operating Budget for Fiscal Year 2002.

                  "ARBITRATION NOTICE" has the meaning ascribed thereto in
Section 10.1.

                  "ARBITRATION RULES" has the meaning ascribed thereto in
Section 10.1.

                  "ARBITRATOR" has the meaning ascribed thereto in Section 5.2.

                  "BOARD" means the board of directors of STCB or the board of directors of Sunrise, as the context requires.

                  "CAUSE" has the meaning ascribed thereto in Section 8.1.

                  "CLAIMING PARTY" has the meaning ascribed thereto in Section 10.1.

                  "CLAIMS" has the meaning ascribed thereto in Section 9.1.

                  "CONTRACT" means any contract, agreement, commitment or understanding, whether written or oral.

                  "COSTS" means (i) all reasonable out-of-pocket expenses that are incurred by Manager directly in connection with the performance of the specified services hereunder, (ii) the reasonable salaries and benefits of the employees of Manager providing such services who are directly engaged in the performance of such services (to be calculated at hourly rates determined based on the individual employee's annual compensation, including reasonable employee benefits) other than those employees in respect of which the Salary Reimbursement is allocable, which reasonable salaries and benefits shall not in the aggregate exceed $500,000 on an annualized basis, and (iii) the reasonable fees and out-of-pocket expenses of any independent consultants engaged in connection with the performance of such services, in each case subject to the Operating Budget for the applicable Fiscal Year.

                  "DAMAGES" has the meaning ascribed thereto in Section 9.1.

                  "DELIVERING PARTY" has the meaning ascribed thereto in Section 5.2.

                  "DISPUTES" has the meaning ascribed thereto in Section 10.1.

                  "DMA" means designated market area.


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                  "EFFECTIVE DATE" has the meaning ascribed thereto in the
preamble of this Agreement.

                  "EXCHANGE ACT" has the meaning ascribed thereto in Section
4.6.

                  "FCC" has the meaning ascribed thereto in the Recitals of this Agreement.

                  "FCC LICENSES" means all licenses, permits and other authorizations issued by the FCC with respect to the ownership, operation or construction of the Stations and all auxiliary broadcast and satellite earth station facilities used in the operation of the Stations (but not including any Permits).

                  "FISCAL YEAR" means the calendar year.

                  "GAAP" means generally accepted accounting principles, as set forth in the opinions and pronouncements of the Accounting Principals Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or statements by such other entity as have been approved by a significant segment of the accounting profession) which are in effect from time to time, consistently applied.

                  "GOOD REASON" has the meaning ascribed thereto in Section 8.1.

                  "GOVERNMENTAL AUTHORITY" means (i) the United States of America, (ii) any state or commonwealth of the United States of America and any political subdivision thereof (including counties, municipalities and the like) or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                  "INCENTIVE FEE" has the meaning ascribed thereto in Section
5.2.

                  "INTERIM PERIOD" means the period from the Effective Date to and including the Approval Date.

                  "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind, whether statutory or otherwise, in respect to such asset.

                  "MANAGEMENT FEE" has the meaning ascribed thereto in Section 5.1.

                  "MANAGER" has the meaning ascribed thereto in the preamble of this Agreement.

                  "MANAGER INDEMNITEE" has the meaning ascribed thereto in
Section 9.1.

                  "OPERATING BUDGET" has the meaning ascribed thereto in Section 4.1.

                  "OPTION LETTER AGREEMENT" means the option letter agreement in substantially the form attached hereto as Exhibit B-2, pursuant to which Sunrise will grant to certain individuals specified by Manager options to purchase Sunrise common stock under the Stock Option Plan.


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                  "OWNERS" has the meaning ascribed thereto in the Recitals of this Agreement.

                  "OWNERS INDEMNITEE" has the meaning ascribed thereto in
Section 9.3.

                  "PERMIT" means any license, permit or other authorization (other than an FCC License) granted or issued by a Governmental Authority, which is necessary to the conduct of the business or operations of the Stations.

                  "PERSON" means any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, Governmental Authority or other legal entity.

                  "RECEIVING PARTY" has the meaning ascribed thereto in Section 5.2.

                  "REPRESENTATIVES" has the meaning ascribed thereto in Section 6.2.

                  "SALARY REIMBURSEMENT" has the meaning ascribed thereto in
Section 5.1.

                  "SEC" has the meaning ascribed thereto in Section 4.6.

                  "SECURITIES ACT" has the meaning ascribed thereto in Section 7.2.

                  "STATIONS" has the meaning ascribed thereto in the Recitals of this Agreement.

                  "STCB" has the meaning ascribed thereto in the preamble of this Agreement.

                  "STCLC" has the meaning ascribed thereto in the preamble of this Agreement.

                  "STOCK OPTION PLAN" means the Stock Option Plan in substantially the form attached hereto as Exhibit B-1.

                  "SUBSIDIARY" means, with respect to any Person, any other Person of which such first Person owns the majority of the economic interest in such Person or owns or has the power to vote, directly or indirectly, securities representing a majority of the votes ordinarily entitled to be cast for the election of directors or other governing Persons.

                  "SUNRISE" has the meaning ascribed thereto in the preamble of this Agreement.

                  "TERM" means the term of this Agreement which shall commence on the Effective Date and, unless otherwise earlier terminated in accordance with the terms hereof, shall expire in accordance with the terms of Section 2.2.

                  "WARRANT" means the Warrant in substantially the form attached hereto as Exhibit C.

                  "WNAC TRANSFER DATE" means the date of the closing of the transactions for the transfer by Manager to a third Person of all of Manager's ownership interest in television broadcast station WNAC-TV, Providence, Rhode Island, the result of which will be that


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Manager will no longer have an attributable interest in television broadcast station WNAC-TV, Providence, Rhode Island, as determined in accordance with the Act.

         1.2 ADDITIONAL TERMS. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references to "party" and "parties" shall be deemed references to the parties to this Agreement unless the context shall otherwise require. All references to Articles or Sections shall be deemed references to Articles or Sections of this Agreement, unless the context shall otherwise require. All references herein to Exhibits shall be deemed to be references to the Exhibit(s) attached to this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement as a whole and not to any particular Article or Section or other portion hereof and include any amendments, modifications or supplements hereto. The conjunction "or" shall be understood in its inclusive sense (and/or).

         1.3 HEADINGS. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

                         ARTICLE 2 - MANAGEMENT SERVICES

         2.1 APPOINTMENT OF MANAGER. Pursuant to the terms and subject to the conditions contained herein, the Owners hereby engage Manager, and Manager hereby accepts such engagement, to provide management services, as described in
Section 2.4, with respect to the operation of the Stations. On or promptly after the WNAC Transfer Date, the individuals set forth on Exhibit F shall initially be elected to serve as officers of the Owners and their respective Subsidiaries in the capacities set forth opposite such individuals' names on Exhibit F.

         2.2 TERM. The engagement of Manager and the Term shall continue until the third anniversary of the Effective Date, unless sooner terminated and, thereafter, shall automatically renew for successive additional one (1) year periods unless on or before 180 days prior to the last day of the initial term or any renewal term either the Owners or Manager shall notify the other in writing of its intent not to renew the Term.

         2.3 STANDARD OF PERFORMANCE. Manager shall perform its duties and obligations under this Agreement in accordance with all Applicable Laws and standard practices of the industry with respect to the management of similarly situated television stations.

         2.4 SERVICES TO BE PERFORMED BY MANAGER. Throughout the Term, and in addition to those services that may be provided pursuant to Section 2.5, pursuant to the terms and subject to the conditions hereof (including those limitations on Manager's authority contained in Section 3.1), and under the control and at the direction of the Owners, Manager shall provide management services in order to manage, promote, maintain and operate the Stations, and, in performing such tasks, Manager shall, among other things, do the following:

                  (a) Coordinate and supervise all development, sales, construction, governmental and community relations, legal matters, marketing, advertising, promotion and publicity relating to the Stations;

                  (b) Advise with respect to the programming functions of the Stations, including analysis of ratings results, preparation of an overall marketing plan for each of the Stations, evaluation of


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         existing and potential programming licenses and evaluation of pricing for advertising and other services rendered by the Stations;

                  (c) Coordinate and supervise all maintenance, alterations, improvements and replacements of and to the Stations;

                  (d) Prepare, as set forth in Section 4.1, an annual Operating Budget and/or such other documents and strategic plans as the Board may reasonably request from time to time;

                  (e) Arrange for the billing and collection of all fees, charges or other compensation due to the Stations and arrange for the payment of all expenses and fees incurred or payable by the Stations;

                  (f) Maintain, in accordance with GAAP, such books and records relating to the business and operations of the Stations as the Owners reasonably shall request and prepare and deliver all such reports or other documents or information as may be required to be prepared and filed under the Securities Exchange Act of 1934, as amended, or in connection with any credit agreement, indenture or other financing arrangement that may be in place at any time, or from time to time, with the Owners or the Stations;

                  (g) Coordinate and supervise the preparation of all reports, public files, applications, requests and presentations to obtain or maintain in effect such Permits and FCC Licenses as may be required for the maintenance and operation of the Stations, including the preparation of such applications and filings as may be necessary under the Act;

                  (h) Coordinate and supervise the negotiation and execution by the Owners of all Contracts deemed advisable in connection with the operation of the Stations;

                  (i) Arrange for property, casualty, liability and other insurance;

                  (j) Prepare, or cause to be prepared, and, at the request of the Owners, file all tax returns and statements, if any, that must be filed on behalf of the Stations with any taxing authority;

                  (k) Use commercially reasonable efforts to obtain (i) favorable terms for the acquisition of programming for broadcast on the Stations which are substantially similar to the most favorable terms available to similarly situated Affiliates of Manager in connection with the purchase by them of programming, (ii) favorable discounts on purchases of equipment substantially similar to the most favorable discounts on equipment available to Manager and its Affiliates at the time such purchases are made and (iii) any other favorable rates, contracts or arrangements to which Manager has access in the television broadcast and related industries;

                  (l) In accordance with the terms of the Operating Budget, recommend to the Owners for hire and discharge (where appropriate) employees of each of the Stations;

                  (m) Interview, recommend to the Owners for selection or retention and supervise such engineers, contractors, attorneys, consultants and similar professionals as may be necessary or appropriate for the maintenance and operation of the Stations; and

                  (n) Generally, do any and all other acts or execute such other agreements, documents or affidavits, as may reasonably be necessary to carry out the duties and responsibilities of Manager hereunder or such other tasks or duties as may be requested by the Owners.


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         2.5 COMPLIANCE WITH FCC LICENSES. Notwithstanding anything in this
Agreement to the contrary, the Owners shall continue to be the licensee of all FCC Licenses and shall at all times during the Term retain control over the management and operation of the Stations and their assets, including the right of final approval in respect of all material programming decisions, control over the finances and budgets of the Stations, the selection and termination of key personnel and any material equipment purchase, other than as set forth in the budgets for the Stations. The Owners shall also retain ultimate responsibility for compliance with the rules, regulations and policies of the FCC and the terms of the Act. Subject to compliance with Applicable Law, Manager shall comply with all instructions from the Board. Unless otherwise instructed by the Board in writing, Manager hereby expressly agrees that it will take no action (a) which would be a material violation of any FCC License, (b) which could reasonably be expected to have the effect of causing the cancellation, revocation or modification in any adverse way of any FCC License or (c) which could be expected to otherwise impair the maintenance in good standing or renewal of any FCC License.

         2.6 DELIVERY OF NOTICES OF PROCEEDINGS. Manager shall promptly notify the Owners, and their respective Boards of (a) any proceedings instituted by, in or before any Governmental Authority, including the FCC, (b) any notices of default received by Manager with respect to alleged defaults under or violations of any FCC Licenses, Permits or any material Contracts or alleged defaults with respect to any evidence of material indebtedness or any mortgage, indenture or other agreement relating thereto or (c) any material adverse change in the condition, financial or otherwise, of the Stations (which determination shall be made from and after the date of the most recent Annual Financial Report provided to the Owners).

             ARTICLE 3 - MANAGER'S AUTHORITY AND LIMITATIONS THEREON

         3.1 MANAGER'S AUTHORITY AND LIMITATIONS.

                  (a) Subject to the limitations contained in this Agreement, Manager shall have authority to execute in the name and on behalf of the Owners such instruments, documents or agreements as may be necessary, proper or advisable in the rendering by Manager of services to be provided by Manager hereunder, including Contracts entered into in the ordinary course which do not require payments, when aggregated with all other payments and expenses of the Owners and the Stations for such Fiscal Year, that materially exceed any limitations in the Operating Budget, and to do all such acts and things, as may be necessary, proper or advisable in the rendering of services to be provided by Manager hereunder; provided, however, that Manager shall not take or fail to take any action which violates or would violate (upon notice, the passage of time, or otherwise): (i) any Applicable Laws relating to the Stations; (ii) any material agreement, arrangement or undertaking to which an Owner or any of its Subsidiaries is a party;
         (iii) any Permit or FCC License granted to an Owner or any of its Subsidiaries in connection with its ownership and operation of the Stations; (iv) any judicial or administrative order or decree to which an Owner or any of its Subsidiaries is subject or by which any of the Owner's or any such Subsidiary's properties or assets is bound; or (v) any directive of the Board of Sunrise or STCB or their respective Chief Executive Officers. For purposes hereof, a payment will be deemed to "materially exceed" the Operating Budget if such payment, together with any other payments made or projected to be made during the applicable Fiscal Year, would exceed the expenditures provided in the Operating Budget by more than five percent (5%).


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                  (b) Notwithstanding any other provision of this Agreement to the contrary, the Manager shall not, without obtaining the prior written consent of the Owners (acting upon the approval of the Boards), take any of the following actions:

         (i) sell or enter into any agreement to sell any Station or all or substantially all of the assets or business of any Owner, any of its Subsidiaries, or any Station, or consummate or enter into any agreement or plan that contemplates the merger, interest exchange, conversion, or combination of any Owner or any of its Subsidiaries with or into any other Person;

         (ii) acquire or enter into any agreement to acquire any television broadcast station or any other material properties or assets acquired other than in the ordinary course of business or that are not otherwise expressly contemplated in the Operating Budget;

         (iii) enter into any local marketing agreement, joint operating agreement, or joint sales agreement in respect of any Station or other television broadcast station;

         (iv) in respect of each Owner and each of its Subsidiaries, (A) make a general assignment for the benefit of creditors, (B) file a voluntary petition in bankruptcy, (C) file a petition or answer seeking for itself, any reorganization, arrangement, composition, readjustment, dissolution, liquidation, or similar relief under any bankruptcy or debtor relief law, (D) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding brought against it, or (E) seek, consent to, or acquiesce in the appointment of a trustee, receiver, or liquidator of any Owner or any of its Subsidiaries or of all or any substantial portion of their respective properties;

         (v) voluntarily dissolve, liquidate, or wind up of the affairs of any Owner or any of its Subsidiaries;

         (vi) initiate by or on behalf of any Owner or any of its Subsidiaries of any action, suit, or proceeding whether civil, criminal, administrative, arbitrative, or investigative involving an amount in excess of $100,000;

         (vii) enter into any compromise, settlement, or adjustment of any claim, debt, liability, obligation, or judgment against any Owner or any of its Subsidiaries in respect of any pending or threatened action, suit, or proceeding involving an amount in excess of $250,000;

         (viii) engage in any transaction with Manager or its Affiliates or Subsidiaries except in connection with the performance of the services required to be performed by Manager hereunder;

         (ix) increase the compensation of any executive or officer of any Owner or enter into any employment, deferred compensation, severance, consulting, non-competition, or other similar agreement with any such executive or officer, except in each case as expressly contemplated by the Operating Budget;

         (x) change any of the auditors of any Owner or change any tax or financial accounting methods, practices or policies used by any Owner;


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         (xi)              incur any indebtedness for borrowed money other than
                  as permitted by each credit agreement, indenture and financing arrangement to which any Owner is a party; and

         (xii) eliminate or materially modify any employee benefit plan or program other than in connection with the replacement of such employee benefit plan or program with a comparable employee benefit plan or arrangement.

         3.2 DELEGATION. Manager shall not have the right to delegate any of its obligations under this Agreement; provided, however, that Manager may (i) provide the services hereunder through one or more of its Subsidiaries and (ii) retain such accountants, attorneys, consultants, and other advisors that are incidental to the performance by Manager its obligations hereunder.

       ARTICLE 4 - OPERATING BUDGET AND FINANCIAL AND OPERATIONAL REPORTS

         4.1 OPERATING BUDGET.

                  (a) Not less than thirty (30) days prior to the end of each Fiscal Year, Manager shall prepare for the Sunrise Board's consideration a recommended budget for each of Sunrise and its Subsidiaries (on a consolidated basis) and for the operation of the Stations during the following Fiscal Year (the "OPERATING BUDGET"), which Operating Budget shall include projections for the following Fiscal Year with respect to cash flow from operations, capital expenditures, operating expenses and such other items as the Board of Sunrise may reasonably request.

         (i) The Operating Budget shall be approved or rejected by the Board of Sunrise not less than fifteen (15) days prior to the end of the then current Fiscal Year. Notwithstanding the rest of this Section 4.1(a)(i), Manager shall prepare and deliver the first Operating Budget not more than five (5) months after the Effective Date, and such Operating Budget shall be approved or rejected by the Board not more than thirty (30) days after the delivery thereof.

         (ii) If the Board of Sunrise fails to approve an Operating Budget within the time period described therefor, then, on the first day of such following Fiscal Year, the Operating Budget for such Fiscal Year shall be the Operating Budget for the immediately preceding Fiscal Year unless and until such time as the Board of Sunrise otherwise approves the Operating Budget for the applicable Fiscal Year; provided, however, that any applicable item shall be appropriately adjusted in accordance with the operation of escalation or de-escalation provisions in Contracts in effect as of the commencement of such Fiscal Year solely as a result of the passage of time or due to operations or undertakings approved by the Board or the occurrence of events beyond the control of Manager, to the extent such Contracts are still in effect.

         4.2 ANNUAL FINANCIAL REPORTS.

                  (a) Manager shall deliver, or cause to be delivered, to the Owners, within ninety (90) days after the end of each Fiscal Year, consolidated, audited financial statements for Sunrise and STCB as of the end of such year and related statements of income or loss, retained earnings or deficit and changes in financial position of Sunrise and STCB, prepared in accordance with GAAP and accompanied by an audited report and opinion in respect of such financial statements by independent certified public accountants selected by the Owners which report and opinion shall be unqualified as to the scope of the audit (the "ANNUAL FINANCIAL REPORT").


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                  (b) The Annual Financial Report shall be accompanied by
         Manager's computation of the amount payable to Manager as the Incentive Fee for such Fiscal Year determined in accordance with Section 5.2.

         4.3 QUARTERLY FINANCIAL REPORTS. Manager shall give, or cause to be given, to the respective Boards of Sunrise and STCB, within forty-five (45) days after the end of each of the first three (3) quarters in each Fiscal Year, an unaudited balance sheet and statement of income and of cash flows of Sunrise and STCB, such balance sheet to be as of the close of such quarter and such statement of income and cash flows to be for such quarter and for the period from the beginning of the current Fiscal Year to the end of such quarter, in each case subject to the absence of footnote disclosures, normal audit and year-end adjustments.

         4.4 MONTHLY OPERATIONAL REPORTS. Manager shall promptly give the respective Boards of Sunrise and STCB, upon becoming available and in any event within thirty (30) days after the end of each month, a report setting forth in reasonable detail such information with respect to the business and operations of the Stations as such Boards may reasonably request, including (a) total revenue from national, regional and local advertising sales and (b) network compensation.

         4.5 BOOKS AND RECORDS. Manager shall (i) maintain for and on behalf of the Owners accurate and complete books of account and accurate business records of the Owners, their respective Subsidiaries, and the Stations (including records reflecting all sums billed or received, all costs and expenses incurred on behalf of the Owners and all bills paid and other disbursements made with respect to the Stations), in which shall be entered all transactions and other matters relative to each Owner's operations, business, and affairs as are usually entered into records and books of account that are maintained by persons engaged in business of like character or are required by the Act or other Applicable Laws, and (ii) establish a system of internal checks and controls necessary to provide accurate books of account and records. All such books of account and other business records relating to the Stations shall be the exclusive property of the Owners and shall be kept at such location or locations as Manager shall reasonably determine and give notice of to the Owners in writing. Manager shall retain such records as are required by statute or by any Governmental Authority with jurisdiction over the Stations or as reasonably required by the business and shall deliver all records to the Owners upon the expiration or sooner termination of this Agreement.

         4.6 SEC FILINGS. Owners shall be responsible for preparing and filing with the Securities and Exchange Commission ("SEC") any reports or other documents required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") relating to periods ending on or prior to December 31, 2001. Manager shall be responsible for preparing and filing with the SEC any reports or other documents required to be filed pursuant to the Exchange Act relating to periods ending after December 31, 2001.

                       ARTICLE 5 - COMPENSATION OF MANAGER

         5.1 MANAGEMENT FEE AND SALARY REIMBURSEMENT.

                  (a) As compensation to Manager for the performance of its services hereunder, each Fiscal Year STCB shall pay to Manager a management services fee (the "MANAGEMENT FEE") in an amount equal to Nine Hundred Thousand Dollars ($900,000), less the Salary Reimbursement for such Fiscal Year. The Management Fee for any Fiscal Year shall be due and payable on a quarterly basis in advance with the first payment being made concurrently herewith.


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                  (b) Each Fiscal Year STCB shall pay to Manager as
         reimbursement for the salaries of the individuals set forth on Exhibit F ("SALARY REIMBURSEMENT"). The Salary Reimbursement for any Fiscal Year shall be due and payable on a quarterly basis in arrears.

         5.2 INCENTIVE FEE.

                  (a) In addition to the Management Fee payable pursuant to
         Section 5.1(a), STCB shall pay to Manager an annual fee (the "INCENTIVE FEE") in an amount equal to one-third of the cumulative and continuing cost savings (other than reductions in corporate overhead) actually realized by the Stations or the Owners resulting from (i) the clustering of the Stations with Manager's television broadcast stations or the consolidation of the management and operation of the Stations with those services related to Manager's televisions broadcast stations, (ii) the introduction of new technology to the management and operations of the Stations, and (iii) the renegotiation of vendor agreements, programming agreements, supply agreements, and other agreements for and on behalf of STCB or one or more Subsidiaries relating to the Stations. Concurrently with the delivery of the Annual Financial Report for any applicable Fiscal Year during the Term, Manager shall deliver to the Owners its computation of the amount of the Incentive Fee payable in respect of such Fiscal Year, together with a schedule setting forth in reasonable detail Manager's computation of such Incentive Fee. The basis for determining the amount of any savings will be the costs and expenses and related obligations in respect of the management and operation for the Stations for the Fiscal Year ending December 31, 2001, and "savings" shall include any increase in net revenue resulting from any reduction in any revenue-based commission payments payable to parties other than employees of the Owners. In the event this Agreement has terminated or otherwise expired during any Fiscal Year, the Owners shall deliver or cause to be delivered to Manager, within ninety (90) days after the end of such Fiscal Year, a copy of the Annual Financial Report together with the Owners' computation of the amount of the Incentive Fee payable in respect of such Fiscal Year (which will be pro-rated for the portion of such Fiscal Year during which Manager was providing services hereunder), together with a schedule setting forth in reasonable detail the Owners' computation of such Incentive Fee. The party receiving the computation of the Incentive Fee (and other materials and documentation) pursuant to the preceding two sentences is referred to as the "RECEIVING PARTY" and the party delivering such computation (and other materials and documentation) is referred to as the "DELIVERING PARTY."

                  (b) In the event the Receiving Party does not dispute the Delivering Party's computation of the Incentive Fee in writing within thirty (30) days after delivery of such computation (and other materials and documentation), or in the event the Owners and Manager otherwise mutually agree in writing on the amount of such Incentive Fee payable for the applicable Fiscal Year, such computation shall be deemed final and binding on Manager and the Owners, and STCB shall pay or cause to be paid to Manager the Incentive Fee within five (5) business days after the expiration of such thirty (30) day period or, if applicable, the date the Owners and Manager otherwise agree in writing on the computation of the Incentive Fee.

                  (c) In the event the Receiving Party disputes the Delivering Party's computation of the Incentive Fee within thirty (30) days after the delivery of such computation (and other materials and documentation), such dispute shall be promptly submitted to the Dallas, Texas office of PricewaterhouseCoopers LLP (the "ARBITRATOR"), which shall be instructed to review such disputed item(s) and compute and determine the Incentive Fee. The Arbitrator's determination shall be delivered to all parties hereto within thirty (30) calendar days after the referral of such dispute to the Arbitrator. STCB shall pay or cause to be paid to Manager the Incentive Fee within five (5) business days after STCB's receipt of the Arbitrator's determination thereof. The resolution of the dispute by the Arbitrator shall be set forth in writing and shall be conclusive and binding upon and non-appealable by the parties hereto, and such determination shall become final upon the date of such resolution and may be entered as a final judgment in any court of competent jurisdiction. The fees and disbursements of the Arbitrator shall be borne one-half by STCB and one-half by Manager.

         5.3 COSTS OF MANAGER.

                  (a) STCB shall be obligated to reimburse Manager for all Costs incurred by Manager in connection with the performance of the services hereunder. Manager shall submit to STCB within forty-five (45) days after the end of each fiscal quarter an invoice listing the Costs due from STCB. STCB shall provide payment in the full amount of the invoice within fifteen (15) days after receipt thereof.

                  (b) An officer of Manager specified thereby shall be an authorized signatory to such bank accounts of the Owners as the Owners shall specify.

                              ARTICLE 6 - COVENANTS

         6.1 COVENANTS OF EACH OWNER.

                  (a) Prior to the WNAC Transfer Date, (i) Sandy DiPasquale or another Person who is not an officer or director of Manager shall continue to serve as Chief Operating Officer of Sunrise and STCB, and
         (ii) no Person, who is an officer, director or five (5) percent or greater stockholder of Manager, shall serve as an officer or director of any Owner.

                  (b) From and after the WNAC Transfer Date, Sunrise and STCB each covenants that its Chief Executive Officer shall be a member of its board of directors and serve as the Chairman of the Board (for so long as such Chief Executive Officer continues to serve in such capacity).

                  (c) During the Term, each Owner shall promptly deliver to Manager copies of any and all amendments to its Certificate of Incorporation or Bylaws and actions of its board of directors or stockholders.

                  (d) Concurrently with the execution and delivery of this Agreement, (i) Sunrise shall grant to Manager the Warrant and (ii) Sunrise and STCB shall enter into the Waiver and Seventh Amendment to the Amended and Restated Credit Agreement in substantially the form attached hereto as Exhibit E;

                  (e) As soon as practicable after the date hereof (but in any event within 30 days after the date hereof, Sunrise shall (i) adopt the Stock Option Plan and (ii) pursuant to the Stock Option Plan and an Option Letter Agreement, grant to the individuals specified by Manager options to purchase the number of shares of Sunrise common stock (which options shall not to exceed an aggregate of 46,127 options for all such individuals).

         6.2 COVENANTS OF MANAGER.

                  (a) Manager shall promptly notify each Owner of a change in the Person serving as Chief Executive Officer of Manager, or in the change in the individual serving as any other officer of Manager (to the extent such other individual is also providing services to the Owners on behalf of Manager, whether as an officer of any Owner or otherwise).

                  (b) Manager shall return to the Owners as soon as practicable after the expiration or sooner termination of this Agreement, all property of the Owners, their respective Subsidiaries, or the Stations, as applicable, including all originals and all copies of documents, notes, computer discs, tapes, or other tangible information of any sort that Manager has in its possession or under its custody or control that are the property of the Owners, their respective Subsidiaries, or the Stations and will not retain any copies of such matter.

                  (c) Manager shall hold, and shall use its commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, financial sources, financial institutions, and agents (the "REPRESENTATIVES") to hold, in confidence all confidential information concerning the Owners and their respective Subsidiaries that is furnished or otherwise made available to Manager or its Representatives in connection with the performance by Manager of the services required to be performed by it hereunder, except to the extent such information (i) was in the public domain through no fault of Manager or its Representatives, or (ii) is required to be disclosed by law, rule or regulation or by judicial or administrative process or pursuant to the rules or regulations of any national stock exchange. If this Agreement expires or is otherwise terminated, and to the extent commercially practicable, Manager will destroy, and will use its commercially reasonable efforts to cause its Representatives to destroy, upon request of any Owner, all documents and other materials, and all copies thereof, that were obtained by Manager in connection with the performance of the services hereunder and that are subject to such confidence.

                  (d) None of Manager nor any of its Representatives shall at any time during or after the Term have or claim to have any right, title, or interest in any trade name, trademark, service mark, or copyright belonging to or used or to be used by the Owners or any of their respective Subsidiaries. Each of the Owners or their respective Subsidiaries, as the case may be, now has and retains, and hereafter may have and retain, the sole and exclusive right in any and all such trade names, trademarks, service marks, and copyrights.

                  (e) The covenants contained in Sections 6.2(b), 6.2(c), and 6.2(d) shall (i) survive the expiration or sooner termination of the Term and shall continue to bind the parties hereto in accordance with the terms hereof, and (ii) be construed as covenants or agreements independent of any other provision of this Agreement and the allegation or existence of any claim or cause of action of Manager against the Owners, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Owners of such covenants.

                  (f) In the event of any breach or threatened breach of any of Sections 6.2(b), 6.2(c), and 6.2(d), Owners shall be entitled to request from a court of competent jurisdiction the entry of a temporary restraining order upon notice to Manager, as well as the entry of a preliminary injunction and a permanent injunction. Such right to an injunction shall be in addition to and not in limitation of any other rights or remedies the Manager may have for damages or otherwise.

                  (g) From and after the expiration or sooner termination of this Agreement, Manager will (i) execute and deliver such documents and will take such actions as may be reasonably necessary or appropriate to separate the operations of the Stations from the television broadcast stations owned or operated by Manager, and (ii) otherwise cooperate with Owners to separate the operations of the Stations; provided, however, that Manager shall not be obligated to incur any material cost or expense in connection therewith.

                   ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

         7.1 REPRESENTATIONS AND WARRANTIES BY EACH OWNER. Each Owner, jointly and severally, makes the following representations and warranties to Manager, each of which is true and correct as of the date hereof.

                  (a) Each Owner and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business in each jurisdiction in which Stations, directly or indirectly, owned or controlled by it, are located, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on such Owner or Subsidiary. Each Owner has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by such Owner pursuant hereto, to consummate the transactions contemplated hereby and thereby and to comply with the terms hereof and thereof. A true and correct copy of each Owner's Certificate of Incorporation and Bylaws has previously been provided to Manager.

                  (b) The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary action of each Owner and do not require any further authorization or consent of such Owner. This Agreement is a legal, valid and binding agreement of each Owner enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity.

                  (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the Certificate of Incorporation or Bylaws of each Owner or any of its Subsidiaries, (ii) conflict with or violate any statute of law, or any judgment, decree, order, regulation or rule of any Governmental Authority, binding upon or applicable to each Owner or any of its Subsidiaries or by which the property or assets of each Owner or any of its Subsidiaries, including the FCC Licenses, are bound or affected, (iii) violate, conflict with, result in any breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would become a default) under, give any Person (including each Owner or any of its Subsidiaries) any right of termination or cancellation, any right to assert any remedy with respect to, or the right to cause the acceleration of the maturity of, any contract or agreement to which each Owner or any of its Subsidiaries is a party or by which its property or the property of its Subsidiaries, including the FCC Licenses, is bound, cause the loss of any rights, advantages or privileges under or relating to such property or assets, including the FCC Licenses, or (iv) result in the creation of any Lien on its property and assets or the property and assets of its Subsidiaries, other than in respect of clauses (ii), (iii), and
         (iv) above any such conflicts, violations, breaches, defaults or Liens that could not reasonably be expected to have a material adverse effect on Owners or their respective Subsidiaries.

                  (d) None of the Owners nor any of their Subsidiaries is in default under, or in violation of, any Contract or restriction to which it is a party or by which it is bound and which in any manner could affect the consummation of the transactions contemplated hereby or the performance by Manager or its services hereunder, other than such defaults or violations that could not reasonably be expected to have a material adverse effect on Owners or their respective Subsidiaries.

                  (e) Each Owner is the holder of the FCC Licenses described on Exhibit D. The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify the FCC Licenses (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, complaint or notice of forfeiture against such Owner or any of its Subsidiaries with respect to the Stations.

                  (f) Subject to any applicable extensions of time, each Owner has, in respect of each Station's business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under any Applicable Laws and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable, other than where the failure to file such tax returns and reports or pay such taxes could not reasonably be expected to have a material adverse effect on Owners or their respective Subsidiaries.

                  (g) Each Owner and each of its Subsidiaries has good and marketable title to its property free and clear of Liens other than (i) Liens for taxes, assessments, or other governmental changes that are not due and payable or that may thereafter be paid without penalty,
         (ii) mechanics', carriers', workmens', repairmens', or other similar Liens arising or incurred in the ordinary course of business, (iii) Liens permitted by any credit agreement to which any Owner is a party or otherwise bound, and (iv) Liens that would not materially detract from the value of or materially interfere with the present use of any assets or properties subject thereto or affected thereby. All items of property are in good operating condition and adequate repair (ordinary wear and tear excepted), except where the failure of such items to be in such condition or repair could not reasonably be expected to have a material adverse effect on Owners or their respective Subsidiaries.

                  (h) Each Owner and each of its Subsidiaries has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Stations' business, including those which relate to prices, wages, hours, discrimination in employment and collective bargaining. There is no (i) unfair labor practice charge or complaint against each Owner or any of its Subsidiaries in respect of each Station's business pending or threatened before the National Labor Relations Board, any state labor relations board or any other Governmental Authority or (ii) strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of each Station's business. Such Owner or its Subsidiary has withheld and paid, when and as required, all payroll, social security and related taxes and obligations that it is required to withhold and pay in connection with its employees.

                  (i) Each Owner maintains insurance policies with respect to the Stations consistent with normal business practice. All premiums for such policies have been paid as billed to date, and such Owner is in compliance in all material respects with the terms of such policies.

                  (j) There is no action, suit, proceeding or investigation pending or, to the knowledge of each Owner, threatened against such Owner or any of its Subsidiaries which questions the validity of this Agreement or the right of such Owner to enter into it or to consummate the transactions contemplated hereby. There is no action, suit, proceeding, legal claim, arbitration, counter claim or other legal, administrative or tax proceeding or, to the knowledge of each Owner, investigation of any kind of such Owner or any of its Subsidiaries currently pending or which such Owner or any of its Subsidiaries intends to initiate which, if determined in a manner adverse to such Owner or any of its Subsidiaries, could reasonably have a material adverse effect on such Owner or any of its Subsidiaries. There are no judicial or administrative orders or decrees to which any Owner or any of its respective Subsidiaries is subject or by which any Owner's or any such Subsidiary's assets or properties are bound.

                  (k) Each Owner and each of its Subsidiaries has complied in all material respects with all Applicable Laws which are applicable to the operation of the Stations including filing all returns, reports and statements that each Owner and each of its Subsidiaries is required to file with the FCC. There is no action, suit or proceeding pending or, to the knowledge of either Owner, threatened against such Owner or any of its Subsidiaries in respect of the Stations that will subject Manager to liability. To the knowledge of each Owner, there are no governmental claims or investigations pending or threatened against such Owner or any of its Subsidiaries in respect of the Stations (except those affecting the broadcasting industry generally).

         7.2 REPRESENTATIONS AND WARRANTIES BY MANAGER. Manager makes the following representations and warranties to the Owners:

                  (a) Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Manager has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Manager pursuant hereto to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

                  (b) The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary action of Manager and do not require any further authorization or consent of Manager. This Agreement is a legal, valid and binding agreement of Manager enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity.

                  (c) Neither the execution and delivery by Manager of this Agreement nor the consummation by Manager of any of the transactions contemplated hereby or thereby nor compliance by Manager with or fulfillment by Manager of the terms, conditions and provisions hereof or thereof will conflict with the Certificate of Incorporation or Bylaws of Manager or any Applicable Laws to which Manager is subject or require the approval, consent, authorization or act of, or the making by Manager of any declaration, filing or registration with, any third party or any Governmental Authority or violate, conflict with, result in any breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would become a default) under, give any Person (including Manager) any right of termination or cancellation, any right to assert any remedy with respect to, or the right to cause the acceleration of the maturity of, any contract or agreement to which Manager is a party or by which its property is bound or cause the loss of any rights, advantages or privileges under or relating to such property or assets.

                  (d) There is no action, suit, proceeding or investigation pending or, to the knowledge of Manager, threatened against Manager which questions the validity of this Agreement or the right of Manager to enter into it or to consummate the transactions contemplated hereby.

                  (e) Manager is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "SECURITIES ACT"). Manager has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Warrant and is capable of bearing the economic risks of such investment. Manager is acquiring the Warrant for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof. Manager understands and acknowledges that the Warrant has not been registered under the Securities Act, or the securities laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Neither Manager nor any Person acting on its behalf will take any action that would cause the loss of any exemption from registration or qualification of the Warrant under the Securities Act or under all applicable state securities laws. Manager understands and acknowledges that a legend will be placed on the Warrant in substantially the following form:

                  THIS WARRANT, AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), NOR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE. THIS WARRANT, AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT, MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE ASSIGNED, EXCEPT UPON DELIVERY TO SUNRISE TELEVISION CORP. (THE "ISSUER") OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE ISSUER OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

         7.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Owners and Manager in this Agreement shall survive for a period of one year after the date of this Agreement.

                             ARTICLE 8 - TERMINATION

         8.1 TERMINATION RIGHTS. This Agreement may be terminated solely, as follows:

                  (a) at any time with the mutual written consent of Manager and the Owners;

                  (b) at any time, by the Owners upon 180 days' written notice to Manager;

                  (c) by the Owners for (i) the gross negligence, willful misconduct, or fraud on the part of Manager in carrying out its obligations under this Agreement, (ii) the conviction of Manager or any of individual who is from time to time serving as an executive officer of Sunrise who is also an executive officer of Manager of a felony or commitment of fraud, or (iii) a breach by Manager of its obligations under this Agreement, which breach has not been cured within 30 days after Manager's receipt of written notice of such breach (the events described in this Section 8.1(c) being collectively referred to as "CAUSE");

                  (d) at any time after the WNAC Transfer Date, by the Owners, if Gary Chapman dies or is under a Disability (as defined in the Stock Option Plan) or ceases to be Chief Executive Officer of either Sunrise or STCB (other than removal by his removal by the Board or stockholders of the applicable Owner);

                  (e) by Manager for a breach by Owners of their obligations under this Agreement, which breach has not been cured within 30 days after the Owners receipt of written notice of such breach, provided, however, that Manager shall not have the right to terminate this Agreement if such breach was caused by Manager's act or failure to act for or on behalf of Owner;

                  (f) by Manager, upon 30 days' written notice to the Owners, if either Sunrise or STCB amends its Bylaws or takes any other corporate action that would (i) limit or otherwise materially change the power and responsibility of its Chief Executive Officer to appoint all officers of such Owner or (ii) result in any other officer reporting directly to such Owner's board of directors;

                  (g) at any time after the WNAC Transfer Date, by Manager, upon 30 days' written notice to the Owners, if Gary Chapman has been removed as the Chief Executive Officer of either Sunrise or STCB (the events described in Sections 8.1(e), 8.1(f), and 8.1(g) being referred to as "GOOD REASON"); and

                  (h) at any time during the 15-day period immediately after January 28, 2002, by either Manager or Owners, if Manager has not obtained, on or before January 28, 2002, the requisite consent of the Lenders (as defined below) under that certain Amended and Restated Credit Agreement dated as of June 29, 2001, among LIN Holdings Corp., the Manager, as borrower, the lenders party thereto (the "LENDERS"), JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Swingline Lender, and Issuing Lender, and the other parties party thereto, as amended.

         8.2 EFFECT OF TERMINATION.

                  (a) If this Agreement is terminated by Manager for Good Reason or by the Owners without Cause (other than termination pursuant to Section 8.1(d) or 8.1(h)), STCB shall, within 30 days after the termination date, pay to Manager, as liquidated damages, and not as a penalty, an amount equal to $1,350,000.

                  (b) If this Agreement is terminated by the Owners for Cause or by Manager without Good Reason (other than termination pursuant to Section 8.1(h)), then (i) Manager shall, within 30 days after the termination date, pay to Owners, as liquidated damages, and not as a penalty, an amount equal to $1,350,000, (ii) all options granted pursuant to the Option Letter Agreement shall cease to vest as more particularly described in the Option Letter Agreement, and (iii) the Warrant may become exercisable for a lower number of shares of Sunrise common stock as more particularly described in the Warrant.

                  (c) If this Agreement is terminated by either Manager or the Owners for any reason (other than termination pursuant to Section 8.1(h)), then, in addition, to any amounts required to be paid under
         Section 8.2(a) or 8.2(b), if any, (i) STCB shall pay to Manager an amount equal to Manager's pro rata share of the Salary Reimbursement under Section 5.1(b) and the Incentive Fee in accordance with Section 5.2, (ii) STCB shall reimburse Manager (in accordance with Section 5.3) for all Costs incurred by Manager through the date of termination that have not been reimbursed prior to such date, and (iii) Manager shall, within 30 days after the termination date, pay to STCB an amount equal to STCB's pro rata share of the Management Fee (based on that portion of the fiscal quarter during which Manager did not provide services hereunder).

                  (d) If this Agreement is terminated by either Manager or Owners pursuant to Section 8.1(h), then (i) all options granted pursuant to the Option Letter Agreement shall automatically be forfeited for no consideration, (ii) the Warrant shall automatically be cancelled for no consideration, (iii) Manager shall, within 30 days after the termination date, pay to STCB an amount equal to any Management Fees previously paid by STCB to Manager, and (iv) Manager shall, within 30 days after demand therefor, reimburse Owners for all costs and expenses incurred by Owners in connection with the unwinding the transactions contemplated by this Agreement.

                  (e) Upon termination of this Agreement in accordance with
         Section 8.1, except for Sections 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), and 6.2(g), this Section 8.2, and Articles 9 and 10, which shall survive the termination of this Agreement, this Agreement shall be null and void, and no party hereto or any of its officers, directors, stockholders, employees, agents, consultants, or other Affiliates shall have any rights, obligations or liabilities hereunder or in respect hereof; provided, however, that nothing contained in this
         Section 8.2 shall relieve any party from liability for any breach of any representation or warranty or failure to comply with any covenant or agreement contained herein except in the case of a termination under
         Section 8.1(a).

                           ARTICLE 9 - INDEMNIFICATION

         9.1 INDEMNIFICATION. The Owners will indemnify and hold harmless Manager, its Affiliates and all officers, directors, employees, stockholders, partners and agents of Manager and its Affiliates (individually, a "MANAGER INDEMNITEE") from and against any and all claims, demands, costs, damages, losses, liabilities, joint and several, expenses of any nature (including reasonable attorneys', accountants' and experts' fees and disbursements), judgments, fines, settlements and other amounts (collectively, "DAMAGES") arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, "CLAIMS") in which the Manager Indemnitee may be involved or threatened to be involved, as a party or otherwise, arising out of Manager's performance of its obligations under this Agreement or the ownership or operation of the Stations, regardless of whether this Agreement continues to be in effect or the Manager Indemnitee continues to be an Affiliate, or an officer, director, employee, stockholder, partner or agent of Manager, at the time any such Claims are made or Damages incurred, provided that (a) the Manager Indemnitee acted in good faith and in a manner it reasonably believed to be in the best interest of the Owners and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful and (b) the Manager Indemnitee's conduct did not constitute gross negligence, willful misconduct or a breach of this Agreement. Any indemnification hereunder will be satisfied solely out of the assets of the Owners.

         9.2 ADVANCEMENT OF EXPENSES. Expenses (including attorneys' and experts' fees and related costs) incurred by a Manager Indemnitee in defending any Claim will be advanced by the Owners prior to the final disposition of such Claim, provided that the Owners have received an undertaking (together with a bond or other appropriate security) given by or on behalf of the Manager Indemnitee to repay such amount if it is finally determined by a court of competent jurisdiction that such Manager Indemnitee is not entitled to indemnification pursuant to this Article 9.

         9.3 INDEMNIFICATION BY MANAGER. Manager will indemnify and hold harmless the Owners, their Affiliates and all officers, directors, employees, stockholders, partners, members and agents of the Owners and their Affiliates (individually, an "OWNERS INDEMNITEE") from and against any and all Damages arising from any and all Claims in which an Owners Indemnitee may be involved or threatened to be involved, as a party or otherwise, arising out of Manager's gross negligence or willful misconduct in connection with the performance of the services under this Agreement; provided that neither Manager nor any of its Affiliates or any other Person that comprises a Manager Indemnitee under Section
9.1 shall be deemed an Owners Indemnitee under this Section 9.3. Manager will advance expenses to an Owners Indemnitee in defending any Claim in the same manner as provided in Section 9.2 for Manager.

         9.4 LIMITATION ON LIABILITY. Notwithstanding anything contained herein to the contrary, no party shall be liable to another party for any incidental, indirect, special, punitive, exemplary or consequential loss or damages arising out of, or in connection with, indirect or consequential loss, damage, cost or expense suffered or incurred by such other party as a result of a breach of any representation or warranty made to such other party or a breach of any covenant or agreement made by such party to such other party in this Agreement, whether such liability arises out of contract, tort (including negligence), strict liability, stature or otherwise, and each party releases the other parties from such liability.

                           ARTICLE 10 - MISCELLANEOUS

         10.1 ARBITRATION.

                  (a) All disputes between the parties hereto relating to this Agreement other than any disputes that seek injunctive or other equitable relief ("DISPUTES") shall be resolved by arbitration in accordance with this Article 10. This agreement to arbitrate as set forth in this Article 10 shall survive the termination of this Agreement. All arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "ARBITRATION RULES") as then in force except as otherwise provided herein. The decision of the arbitrators shall be final and binding on the parties. All arbitration shall be undertaken pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrators shall be enforceable in any court of competent jurisdiction pursuant to the Federal Arbitration Act.

                  (b) To submit a Dispute to arbitration, the party seeking arbitration (the "CLAIMING PARTY") shall furnish the other party and the American Arbitration Association with a notice (the "ARBITRATION NOTICE") containing: (i) the name and address of such Claiming Party;
         (ii) a reasonably detailed description of the Dispute and the amount of, and basis for damages (or other requested relief) relating to or arising out of such Dispute; (iii) the Claiming Party's intent to commence arbitration proceedings under this Agreement; and (iv) the other information required under the Federal Arbitration Act and the Arbitration Rules.

                  (c) In any Dispute where a party seeks One Hundred Thousand Dollars ($100,000) or more in damages, three arbitrators shall be employed. Within ten (10) days after delivery of the Arbitration Notice, the Claiming Party and the other party shall jointly select three independent arbitrators from the list of the American Arbitration Association's National Panel of Commercial Arbitrators. If the parties cannot agree upon the panel of arbitrators within such 10-day period, the American Arbitration Association shall select a panel of three independent arbitrators from the list. If the Claiming Party seeks less than One Hundred Thousand Dollars ($100,000) in damages, one independent arbitrator shall be selected by the American Arbitration Association.

                  (d) The costs and expenses of any arbitration proceeding, including the arbitrators' fees and expenses, shall be borne and may be specified in the arbitration award; provided, however, that if such arbitration award does not specify which party should bear any such cost or expense, such cost or expense shall be borne equally by the parties hereto. The arbitration proceedings shall take place in New York City, New York. In resolving all Disputes, the arbitrators shall apply the law of the State of New York without regard to the choice of law provisions thereof. The arbitrators are by this agreement directed to conduct the arbitration hearing no later than two (2) months from the service of the Arbitration Notice unless good cause is shown establishing that the hearing cannot fairly and practically be so convened.

                  (e) Parties shall be entitled to conduct document discovery by requesting production of documents. Responses or objections shall be served twenty (20) days after receipt of a request. The arbitrators shall resolve any discovery disputes by such pre-hearing conferences as may be needed. All parties agree that the arbitrators and any counsel of record to the proceeding shall have the power of subpoena process as provided by Applicable Law.

         10.2 FORCE MAJEURE. Notwithstanding any provision of this Agreement to the contrary, no party hereto shall be liable to any other party hereto for failure to perform any obligation under this Agreement if prevented from doing so by reason of fires, strikes, labor unrest, inability to obtain labor, materials, equipment or supplies, governmental restrictions, embargoes, civil commotion, rationing or other orders or requirements of Governmental Authorities, an unusual failure of transportation, acts of military authorities, acts of terrorism, unusually adverse weather conditions, acts of God or other contingencies, including equipment failures, beyond the reasonable control of the parties, and all requirements as to notice and other performance required hereunder within a specified period shall be automatically extended to accommodate the period of pendency of such contingency which shall interfere with such performance. A force majeure event that prevents one party hereto from performing any obligation under this Agreement shall not excuse the nonperformance of the other party if such other party is not also subject to the force majeure event. Notwithstanding the foregoing, no such cause shall excuse the timely payment of money when due hereunder except as otherwise expressly provided in this Agreement.

         10.3 MANAGER AS INDEPENDENT CONTRACTOR. Manager shall serve as an independent contractor in rendering the services herein, and nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship by and among Manager and the Owners.

         10.4 OTHER ACTIVITIES. Nothing in this Agreement shall limit or restrict the right of Manager to engage in any other business or to devote its time and attention to the management or other aspects of any other business or to render services of any kind. Manager and its Affiliates may engage in or possess or acquire an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, including the ownership, acquisition or operation of radio and television stations, and the Owners shall not have any rights in or to such independent ventures or the income or profits derived therefrom, provided that such activities are not undertaken through or on behalf of the Owners.

         10.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile transmission (receipt confirmed telephonically), mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by nationally recognized courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Sunrise, to the independent members of Sunrise's Board as constituted from time to time. Until notice is otherwise provided by Sunrise to the contrary, such Board members are:

                  Dr. William Cunningham
                  University of Texas at Austin
                  P.O. Box E
                  Austin, Texas  78713
                  Facsimile No.:  512-232-7541

                           and

                  William S. Banowsky, Jr.
                  600 Congress Avenue, Suite 1400
                  Austin, Texas  78701
                  Facsimile No.:  512-340-7849

                  With a copy (which shall not constitute notice) to:

                  Weil, Gotshal & Manges LLP
                  100 Crescent Court, Suite 1300
                  Dallas, TX  75201
                  Attention:  Jeffrey B. Hitt, Esq.
                  Facsimile:  214-746-7777

                  If to STCB or STCLC, to the independent members of STCB's Board as constituted from time to time. Until notice is otherwise provided by STCB to the contrary, such Board members are:

                  Dr. William Cunningham
                  University of Texas at Austin
                  P.O. Box E
                  Austin, Texas  78713
                  Facsimile No.:  512-232-7541

                           and

                  William S. Banowsky, Jr.
                  600 Congress Avenue, Suite 1400
                  Austin, Texas  78701
                  Facsimile No.:  512-340-7849

                  With a copy (which shall not constitute notice) to:

                  Weil, Gotshal & Manges LLP
                  100 Crescent Court, Suite 1300
                  Dallas, TX  75201
                  Attention:  Jeffrey B. Hitt, Esq.
                  Facsimile:  214-746-7777

                  If to Manager:

                  LIN Television Corporation
                  One Richmond Square, Suite 230E
                  Providence, RI  02906
                  Attention:        Deborah Jacobson
                  Vice-President Corporate Development and Treasurer
                  Facsimile:  401-454-0089

                  With copies (which shall not constitute notice) to:

                  LIN Television Corporation
                  Four Richmond Square
                  Providence, RI  02906
                  Attention:  General Counsel
                  Facsimile:  401-454-2817

                           and

                  Covington & Burling
                  1201 Pennsylvania Avenue, N.W.
                  Washington, DC  20004
                  Attention:  Ralph C. Voltmer Jr., Esq.
                  Facsimile:  202-662-6290

         10.6 BENEFIT AND BINDING EFFECT. No party hereto may assign this Agreement without the prior written consent of the other parties except as provided in the immediately following sentence. Manager shall have the right to assign this Agreement without obtaining the consent of the other parties hereto if such assignment is to a Subsidiary of Manager, provided that such assignment shall not relieve Manager of any of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York (without giving effect to the principles of conflicts of law).

         10.8 ENTIRE AGREEMENT; AMENDMENTS. This Agreement represents the entire understanding and agreement between the Owners and Manager with respect to the specific subject matter hereof. This Agreement cannot be amended or modified except by an agreement in writing which makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment or modification is sought.

         10.9 FURTHER ASSURANCES. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement or that may be reasonably requested by any other party hereto. Each party will cooperate with the other parties and provide any assistance reasonably requested by any other party to effectuate the terms of this Agreement.

         10.10 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Applicable Law.

         10.11 COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be deemed to be an original but which, when taken together, shall constitute one and the same instrument. Facsimile signature pages of this Agreement shall be valid and binding as original signatures and when the same are delivered by each party to the other parties, such delivery shall be considered an agreement of the respective parties to fully execute and deliver to one another originally signed copies of this Agreement.

         10.12 WAIVER. The waiver by the Owners or Manager of any breach of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. No covenant, term or condition of this Agreement shall be deemed to have been waived by the Owners or Manager, unless such waiver is in writing and is signed by the party against whom such waiver is asserted.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.


SUNRISE TELEVISION CORP.



By:      /s/ David A. Fitz
         -----------------------------
Name:    David A. Fitz
Title:   Executive Vice President and
         Chief Financial Officer


STC BROADCASTING, INC.



By:      /s/ David A. Fitz
         -----------------------------
Name:    David A. Fitz
Title:   Executive Vice President and


         Chief Financial Officer


STC LICENSE COMPANY



By:      /s/ David A. Fitz
         -----------------------------
Name:    David A. Fitz
Title:   Executive Vice President and
         Chief Financial Officer


LIN TELEVISION CORPORATION



By:      /s/ Gary R. Chapman
         -----------------------------
Name:    Gary R. Chapman
Title:   Chairman, President and Chief
         Executive Officer

                                    Exhibit A
                                       to
                          Management Services Agreement

                                List of Stations

                             WPRI-TV, Providence, RI
                       WEYI-TV, Flint-Saginaw-Bay City, MI
                               WUPW-TV, Toledo, OH
                         KRBC-TV, Abilene-Sweetwater, TX
                             KACB-TV, San Angelo, TX
                               WDTN-TV, Dayton, OH
                             WNAC-TV, Providence, RI

                                   Exhibit B-1
                                       to
                          Management Services Agreement

                            Form of Stock Option Plan

                             [Intentionally Omitted]

                                   Exhibit B-2
                                       to
                          Management Services Agreement

                         Form of Option Letter Agreement

                             [Intentionally Omitted]

                                    Exhibit C
                                       to
                          Management Services Agreement

                                 Form of Warrant

                             [Intentionally Omitted]

                                    Exhibit D
                                       to
                          Management Services Agreement

                                  FCC Licenses

                         1.      WPRI-TV, Providence, RI
                         2.      WEYI-TV, Saginaw, MI
                         3.      WUPW-TV, Toledo, OH
                         4.      KRBC-TV, Abilene, TX
                         5.      KACB-TV, San Angelo, TX
                         6.      WDTN-TV, Dayton, OH

                         together with any ancillary and non-broadcast licenses associated with any of the foregoing.

                                    Exhibit E
                                       to
                          Management Services Agreement

    Waiver and Seventh Amendment to the Amended and Restated Credit Agreement

                             [Intentionally Omitted]

                                    Exhibit F
                                       to
                          Management Services Agreement

                               Officers and Titles



Gary R. Chapman, Chairman, President and CEO
Paul Karpowicz, Vice President, Television
C. Robert Ogren, Jr., Vice President Engineering & Operations
Denise M. Parent, Vice President, Deputy General Counsel
Deborah R. Jacobson, Vice President, Corporate Development & Treasurer Peter E. Maloney, Vice President, Finance
William A. Cunningham, Vice President, Corporate Controller*
Gregory M. Schmidt, Vice President, New Development & General Counsel Marcia Greene, Director of Regulatory & Corporate Compliance


* denotes Chief Accounting Officer for purposes of filings under the Securities Exchange Act of 1934, as amended.